Exhibit 10.12

UNSECURED PROMISSORY NOTE
Commitment Fees Due to Kodiak Capital

$100,000 (Representing Kodiak Commitment Fee)	March 1st, 2015

FOR VALUE RECEIVED, Penny Auction Solutions, Inc., a Nevada Corporation (the “Maker”) herby promises to pay to the order of Kodiak Capital Group, LLC located at 260 Newport Center Drive, Ste 100, Newport Beach, CA 92660 the principal sum of One Hundred Thousand Dollars ($100,000) at an annual interest rate of 0% per annum, payable principal only on or before 12/31/2017.

Supersedes Clause: This unsecured promissory note hereby supersedes any and all other unpaid promissory notes and makes null and void any such past notes or other monetary debts owed to Kodiak Capital. This unsecured promissory note is established as payment for consideration of the newly established line of credit agreements (dated March 1st, 2015) from Kodiak Capital as the Commitment Fee.

1.	Right of Prepayment. Maker has the right to pay any portion of this Note at any time without a prepayment penalty.

2.	Default. Any of the following shall constitute a default by Maker hereunder:

(a) The failure of Maker to make any payment of principal required hereunder on or before December 31st, 2017.

Upon the occurrence of a default hereunder, Payee may, at its option, declare immediately due and payable the entire unpaid principal sum of this Note owing at the time of such declaration pursuant to this Note.

3.	Note to Nonrecourse. In the event that Maker defaults on this Note, Payee shall look solely to Penny Auction Solutions, Inc. for repayment.

4.	Cost of Collections. Payee shall be entitled to collect reasonable attorney’s fees and costs from Maker, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

5.	Inspection Rights. Payee, individually or through its agent, shall have the right, upon reasonable notice and at its expense, to review and inspect the books and records of Maker at Maker’s office during reasonable business hours.

6.	Restriction on Transfer. This Note shall be subject to the following restrictions:

This Note may not be sold, assigned, transferred or otherwise disposed of to any person or entity unless agreed upon in writing by the Maker and the Payee.

7.	Payment. This Note shall be payable in lawful money of the United States.

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8.	Place of Payment. All payments on this Note are to be made or given to Kodiak Capital Group at the address provided to the Maker or such other place as Payee may from time to time direct by written notice to Maker.

9.	Waiver. Maker, for itself and its successors, transfers and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

10.	Severability. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder or this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

11.	No Partner. Payee shall not become or be deemed to be a partner or joint venturer with Maker by reason of any provision of this Note. Nothing herein shall constitute Maker and Payee as partners or joint venturers or require Payee to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Maker.

12.	No Waiver. The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

13.	Governing Law. This Note shall be governed by and construed solely in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.

MAKER:	Penny Auction Solutions, Inc.
a Nevada Corporation

Micheal Holt, CEO

PAYEE:	By:
Ryan Hodson, Kodiak Capital Group, LLC

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